Exhibit 10.5

PRONAI THERAPEUTICS INC.

EMPLOYMENT AGREEMENT

Dear [EMPLOYEE NAME]:

This Employment Agreement (this “Agreement”) memorializes your employment terms with ProNAi Therapeutics Inc., a Delaware corporation (the “Company”), effective as and conditional upon of the consummation of the initial public offering of the Company. (the “Effective Date”), on the terms and conditions set forth in this Agreement. You agree that effective as of the Effective Date, this Agreement supersedes and replaces the agreement dated [DATE] between you and the Company (the “Original Agreement”) and you agree that you have no claims under the Original Agreement as of the Effective Date, other than for current wages, accrued vacation pay and expenses reimbursable in the ordinary course.

1. DUTIES; REPORTING RELATIONSHIP; OFFICE LOCATION.

(a) In the position of [TITLE] of the Company, you serve in an executive capacity and are required to perform the duties commonly associated with this position, including the roles and responsibilities identified on EXHIBIT A, attached hereto, and as also may be assigned to you by the Chief Executive Officer of the Company (the “CEO”) and the Board of Directors of the Company (the “Board”) from time to time. Subject to Section 7(a) and 8(c), the Company may make changes to your roles, responsibilities and reporting from time to time without advance notice to accommodate its business interest and this Agreement will continue to apply after such changes.

(b) You will report to the CEO and work primarily from [San Francisco and from time to time in our Vancouver, British Columbia office].

(c) The Company’s corporate headquarters are currently located in Vancouver, British Columbia. In providing certain services to the Company, you may be required to travel to the Company’s office in Vancouver.

(d) On the Effective Date, you will continue to be engaged on a full-time basis and devote 100% of your professional time to the Company.

2. COMPENSATION AND BENEFITS.

(a) Base Salary. Effective from the Effective Date, your starting base salary is $[SALARY] USD per annum, subject to payroll deductions and all required withholdings. Your salary will be paid in semi-monthly installments in accordance with our standard payroll procedures. During your employment with the Company, your annual base salary will be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and any subsequent salary increases will be subject to the approval of the Compensation Committee.

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(b) Performance Bonus. In addition to the above base salary, you will be eligible to earn an annual discretionary performance bonus (the “Performance Bonus”) with a target value equal to [TARGET] % of your fiscal year end annual base salary, and the final amount to be paid based on the satisfaction of certain criteria established by the Compensation Committee (after consultation with the CEO) and subject to and paid in accordance with the terms of any annual bonus plan established by the Compensation Committee, including any requirements for the receipt by the Company of audited financial statements for the year to which the Performance Bonus relates. You must be employed with the Company in good standing on the payment date of your Performance Bonus to earn and be eligible to receive a Performance Bonus. The Compensation Committee will determine whether you have earned the Performance Bonus and the amount of any Performance Bonus.

(c) Employee Benefits. You will be eligible to participate in the general employee benefit programs and arrangements of the Company that we make available to our employees from time to time for which you are eligible under the terms of those plans. The Company may modify your benefits from time to time in its discretion, but, at a minimum, will provide you with family health benefits that are at least on par with the other senior executives of the Company based in the United States. You will accrue paid vacation at the rate of [VACATION (NUMBER)] weeks per year, subject to the Company’s policies and practices; provided, however, that any unused vacation days shall be forfeited at the end of each calendar year and shall not roll over to the next year, nor will you be paid for any unused vacation days in a calendar year. Other than as required by applicable law, upon termination of your employment for any reason, the Company will not pay you for any accrued or unused vacation time.

3. CONFIDENTIALITY AND PROPRIETARY INFORMATION OBLIGATIONS.

(a) Company Policies. As a condition of your employment, you agree to continue to abide by all Company policies, rules and regulations, including but not limited to the policies contained in the employee handbook adopted by the Company.

(b) Third Party Information. In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company and its affiliates (the “Company Group”). You agree that you have not and will not bring onto the Company Group premises or use in your work for the Company Group, any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that you are not authorized to use or disclose. By entering into this Agreement, you represent that you have been performing and are able to perform your job duties within these guidelines.

(c) Exclusive Property. Subject to the provisions of Section 3(d), you agree that all business procured by you and all related business opportunities and plans made known to you while you are employed by or provide services to the Company Group shall remain the permanent and exclusive property of the Company Group.

(d) Adverse or Outside Business Activities. Throughout your employment with or service to the Company Group, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company Group. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the CEO. The CEO may deny or rescind his consent to your service as a director of all other corporations or participation in other business or public activities if the CEO, in his sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company Group.

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4. NO CONFLICTS. By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with or service to the Company Group is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts of interest with your duties under this Agreement which would restrict your service with the Company Group. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company Group, and that you are presently in compliance with such contracts, if any.

5. NONINTERFERENCE. While employed by the Company and for one (1) year immediately following the termination of your employment for any reason, you agree not to interfere with the business of the Company Group by: (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee or consultant of the Company Group to terminate any employment or consulting relationship with the Company Group for any reason including in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly soliciting the business of any customer or prospective customer of the Company Group which at the time of your employment termination, or during the year immediately prior thereto, was listed on the Company Group’s customer or prospective customer list.

6. AT WILL EMPLOYMENT. Your employment with the Company is an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time. This means that either you or the Company may terminate your employment at any time, with or without Cause, and with or without advance notice, but subject to your receipt of the termination payments and benefits contemplated by this Agreement. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by you and a duly authorized member of the Board.

7. SEVERANCE BENEFITS.

(a) Entitlement to Severance Benefits. If, at any time, the Company (or any successor entity) terminates your employment without Cause, or if you resign your employment for Good Reason, you will be eligible to receive, as your sole severance benefits (the “Severance Benefits”):

(i) severance pay in the form of continuation of your base salary (the “Base Salary”) in effect as of the employment termination date for nine (9) months (the

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“Severance Period”), subject to required payroll deductions and withholdings and paid on the Company’s normal payroll schedule; provided, however, that if your employment termination date occurs within the twelve (12)-month period following the consummation of a Change of Control: (A) your annual Base Salary for purposes of this Section 7(a)(i) shall be deemed to be the sum of (x) your Base Salary in effect as of your employment termination date and (y) the average of your actual Performance Bonuses paid for the two (2) most recently-completed fiscal years prior to the date of your termination of employment (or: (I) if you have been employed for only the most recently completed fiscal year, the Performance Bonus paid for the most recently-completed fiscal year or (II) if you have not been employed throughout the most-recently completed fiscal year and through the Performance Bonus payment date with respect to such fiscal year, your target Performance Bonus for the year in which your date of termination occurs) and (B) the length of the Severance Period shall be increased based on your years of service completed with the Company by the following multiples:

Years of Service Completed	Multiple	Length of Severance Period (in Years)
0	1.5	1.125
1	1.6	1.2
2	1.7	1.275
3	1.8	1.35
4	1.9	1.425
5	2	1.5

The severance described in this 7(a)(i) shall be paid on or commencing no later than the first business day following the sixtieth (60th) day following your termination of employment and in compliance with the timeframe required under Section 409A as set forth herein, and the first payment will include the payments due and owing prior to that payment date but for the application of this sentence. If the Straddle Period (as defined below) spans two (2) calendar years, then payments under Section 7(a)(i) will first be made on the first business day in the second calendar year that occurs after the expiration of the sixty (60)-day period in which the release must be delivered and effective, as described in Section 9. The “Straddle Period” shall mean the sixty (60)-day period following a termination of employment in which the release is to be executed and become irrevocable pursuant to Section 9 hereof.

(ii) cash consideration sufficient to maintain your personal health benefit plan coverage at the same level in effect as of your employment termination date (including dependent coverage, if elected prior to your employment termination) through the earlier of the end of the Severance Period or the date that you become eligible for group health insurance coverage through a new employer. You agree to provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer during the Severance Period.

(iii) if your employment termination date occurs within the twelve (12)-month period following the consummation of a Change of Control, notwithstanding anything to the contrary in the applicable equity incentive plans or award agreements, full vesting of all outstanding equity or equity-based awards on the date of such termination;

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provided however that any equity or equity-based awards that vest based on the achievement of performance criteria shall vest in accordance with the Change of Control provisions in the award agreements applicable to such equity or equity-based awards, if any, and if there are no such Change in Control provisions in any such award agreements, such equity and equity-based awards shall fully vest on the date of such termination.

(iv) You will not be eligible for the Severance Benefits if your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason.

(v) Notwithstanding the foregoing, in order to be eligible for the Severance Benefits, you must meet the Release Requirements as set forth in Section 9.

(b) Deferred Compensation.

(i) To the extent (i) any payments to which you become entitled under this letter agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(ii) For purposes of this letter agreement or any agreement or plan referenced herein, and notwithstanding any other provision herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, no payment shall be made upon disability or terminal illness unless and until such condition qualifies as a “Disability” within the meaning of Section 409A of the Code and Section 1.409A-3(i)(4) of the regulations thereunder.

(iii) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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(iv) To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

(v) Payments pursuant to this letter agreement (or referenced in this letter agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code.

(vi) For all purposes under Section 7 and any cross references to the benefits therein, your termination of your employment shall only mean a termination that constitutes a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. You will only be eligible to receive the benefits described in Section 7 if your termination of employment constitutes a separation from service as defined in Treasury Regulation Section 1.409A-1.

(c) Excise Tax.

(i) Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that you would receive pursuant to this Agreement or otherwise (“Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either: (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you.

(ii) If a reduction in the Payment is to be made, the reduction in payments and/or benefits shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless you elect in writing a different order for cancellation. The Company shall reasonably determine the procedures and manner of making the calculation required above.

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8. DEFINITIONS.

(a) Definition of Cause. “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate your employment shall exist if any of the following occurs:

(i) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude;

(ii) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company Group that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company or the Company Group;

(iii) your material violation of any contract or agreement between you and the Company Group, or of any Company Group policy, or of any statutory duty you owe to the Company Group; or

(iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company or the Company Group; provided, however, that the action or conduct described in this clause (iv) will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and 30 days’ opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure.

The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

(b) Definition of Change of Control. “Change of Control” shall mean the consummation of any one of the following events:

(i) a sale, lease, exclusive license or other disposition of all of substantially all of the assets of the Company;

(ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or

(iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then- outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from a bona fide equity financing event or public offering of the stock of the Company.

(c) Definition of Good Reason. A resignation for “Good Reason” shall mean a resignation of your employment within sixty (60) days after the occurrence of any of the

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following events which is not corrected within thirty (30) days after the Company (or any successor thereto) receives written notice from you that any of the following events have occurred and that you assert that grounds for a resignation for Good Reason exist as a result of:

(i) without your written consent, a material diminution of your duties, position or responsibilities; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for your resignation, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution”;

(ii) without your written consent, a reduction by the Company in your base salary as in effect immediately prior to such reduction by more than 10% (unless such reduction is made pursuant to an across the board reduction applicable to all senior executives of the Company);

(iii) the Company Group’s material violation of any contract or agreement between you and the Company Group, including, without limitation, the material breach of any provision of this Agreement by the Company; or

(iv) without your written consent, any relocation of your principal place of employment to a location more than fifty (50) miles from your principal place of employment as of the date hereof.

9. RELEASE REQUIREMENTS. To be eligible to receive the Severance Benefits, you must meet the following requirements (the “Release Requirements”): (a) you must first timely execute, make effective, and deliver to the Company a general release of all known and unknown claims, in a form acceptable to the Company (which may, at the Company’s election, be incorporated into a separation agreement) within sixty (60) days following your termination of employment; and (b) you must not be in material breach of any other agreement or contract between you and the Company Group at the time of the receipt of such benefits. In the event that, during such time as you continue to receive any Severance Benefits, you materially breach any other agreement or contract between you and the Company Group, the Company’s obligation to continue to provide the Severance Benefits will immediately cease in full, and you will not be entitled to receive any additional Severance Benefits as of the date of your breach.

10. MISCELLANEOUS.

(a) Entire Agreement. You are required, as a condition to your employment with the Company, to execute and deliver the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as EXHIBIT B (the “Invention Assignment Agreement”); provided, however that you do not need to execute and deliver the Invention Assignment Agreement if you have previously executed and delivered the Invention Assignment Agreement to the Company. This Agreement together with the Invention Assignment Agreement shall constitute the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements, including your Original Agreement, the terms of any equity grants to the extent inconsistent with the terms of this Agreement, or promises made

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to you by anyone, whether oral or written, concerning your employment terms. Changes in your employment terms, other than those changes expressly reserved to the Company’s, the CEO’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by you and a duly authorized member of the Board.

(b) Binding Effect; Severability. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(c) Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. By signing this Agreement you irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

(d) Notices. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally or sent by nationally recognized overnight courier service. Any notice or other communication shall be deemed given on the date of delivery or on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service. All such notices or communications shall be delivered to the recipient at the addresses indicated below:

To the Company:

ProNAi Therapeutics, Inc.

2150-885 West Georgia Street

Vancouver, British Columbia, Canada

V6C 3E8

To you:

At your address as it appears in the Company’s books and records or at such other place as you shall have designated by notice as herein provided to the Company.

(e) Mutual Drafting. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and .pdf signatures shall be equivalent to original signatures.

SIGNATURES ON THE FOLLOWING PAGE

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We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this Agreement and returning them to me.

Sincerely,

Dr. Nick Glover
President and Chief Executive Officer

I have read and accept this Agreement. By signing this Agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company. Further, in consideration of my employment, I agree that, unless a shorter period of limitations applies, any claim, suit, action or other proceeding arising out of my employment or the termination of my employment, including but not limited to claims arising under state or federal civil rights statutes, must be brought or asserted by me within six (6) months of the event giving rise to the claim or be forever barred. I expressly waive any longer statute or other period of limitations to the contrary.

Dated: , 2015
[EMPLOYEE NAME]

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EXHIBIT A

Roles & Responsibility

A-1

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of the date set forth below between PRONAI THERAPEUTICS, INC., a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Employee”).

This Agreement confirms certain terms of Employee’s employment with the Company, which Employee acknowledges are a material part of the consideration for Employee’s employment by the Company, and the compensation received by Employee from the Company from time to time.

1. DEFINITIONS. The following capitalized terms used in this Agreement shall have the following meanings:

“Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Employee or by others. Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

“Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, scientific results, biological systems, product formulations, compositions of matter, methods, cell lines, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Employee, either alone or jointly with others.

“Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

2. CONFIDENTIALITY OF PROPRIETARY INFORMATION.

(a) Nature of Information. Employee understands that the Company possesses and will possess Proprietary Information which is important to its business. Employee understands that Employee’s engagement creates a relationship of confidence and trust between the Company and Employee with respect to Proprietary Information.

(b) Property of the Company. Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials.

(c) Confidentiality. At all times, both during the term of Employee’s engagement by the Company and after Employee’s termination, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the President or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that (i) was already known to Employee at the time of its disclosure to Employee by or on behalf of the Company, as evidenced by written records (ii) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain, or (iii) subsequent to such disclosure becomes generally available to the public without fault on Employee’s part.

(d) Compelled Disclosure. In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e) Records. Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f) Handling of the Company Documents and Materials. Employee agrees that during Employee’s employment by the Company, Employee shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Employee may be required to do in connection with performing the duties of Employee’s employment. Employee further agrees that, immediately upon the termination of Employee’s employment by

Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of personnel records and records relating to Employee’s compensation; and (ii) Employee’s copy of this Agreement.

3. INVENTIONS.

(a) Disclosure. Employee shall promptly disclose in writing to Employee’s immediate supervisor or to such other person designated by the Company all Inventions made during the term of Employee’s employment. Employee shall also disclose to Employee’s immediate supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Employee either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which resulted, in whole or in part, from Employee’s prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b) Assignment of Inventions to the Company. Except as provided in Sections 3(c) and 3(d), Employee agrees that all Inventions which Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment, including, but not limited to, conceptions or ideas derived prior to employment and reduced to practice or developed (in whole or in part, either alone or jointly with others) during employment, shall be the sole property of the Company to the maximum extent permitted by law and Employee agrees to assign and hereby does assign to the Company all right title and interest to the Inventions.

(c) Works Made for Hire. Employee agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. Employee further acknowledges and agrees that such Inventions, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in such Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, and listed in Exhibit 1, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product process or machine. Pursuant to Section 3(d), if in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, but not listed in Exhibit 1, Employee agrees to assign and hereby does assign all rights and interest in the Invention to the Company.

(d) List of Inventions. Employee has attached hereto as Exhibit 1 a complete list of all Inventions or improvements to which Employee claims ownership or in which

Employee has an interest and that Employee desires to remove from the operation of this Agreement. Employee acknowledges and agrees that such list is complete. If no such list is attached to this Agreement or such Exhibit has not been completed and signed by Employee, Employee represents to the Company and agrees that Employee has no such Inventions or improvements at the time of signing this Agreement.

(e) Cooperation. Employee agrees to perform, during and after Employee’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf and in Employee’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements with the same legal force and effect as if executed by Employee.

(f) Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(g) Holdover Assignment.

(i) Employee agrees to, after the termination of Employee’s employment with the Company for any reason, (1) disclose immediately to the Company all Inventions, patentable or not; (2) assist, at the Company’s expenses such applications for United States patents and foreign patents covering such Inventions as the Company may request; (3) assign to the Company without further compensation to Employee the entire title and rights to all such Inventions and applications that Employee may have, and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the fully rights to such Inventions and applications.

(ii) The Inventions which shall come under this Section 3(g) shall include all Inventions that (1) Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company; and (2) are in any way based on any trade secret or confidential or proprietary information that Employee learned during employment at the Company; or result from any work performed by Employee for the Company; or are in any way related to the subject matter or activities of Employee’s employment at the Company.

4. NON-SOLICITATION OR HIRE OF COMPANY EMPLOYEES. During the term of Employee’s employment and for one (1) year thereafter, Employee shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity. As part of this restriction, Employee shall not (a) interview or provide any input to any third party regarding any such person during such time period, or (b) retain or hire in any capacity, either individually or for any company by which Employee may be employed or with which Employee may be affiliated, any person who is or was employed by the Company at any time during the time of Employee’s employment with Company and six (6) months after the termination of Employee’s employment with the Company. Notwithstanding the foregoing, the restrictions of this Section shall not apply with respect to the bona fide hiring and firing of the Company personnel to the extent such acts are part of Employee’s duties for the Company.

5. NON-SOLICITATION OF NON-EMPLOYEES. During the term of this Agreement and for one (1) year thereafter, Employee shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or customers, nor shall Employee attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor or customer of the Company to terminate association with Company

6. NON-COMPETITION. During the term of Employee’s employment and for one (1) year thereafter, Employee shall not, with or without consideration, render services in any capacity to any person, business, firm or the Company engaged in any business competitive with the business conducted by the Company at the time of Employee’s employment with the Company, or the termination of Employee’s employment. Employee shall not become interested in any such business involved in competitive activities with the Company, either directly or indirectly, as partner, stockholder, principal, member, employee, agent, trustee, consultant, or any other relationship or capacity; provided, however, that such restriction shall not apply with respect to a less than or equal to a one percent (1%) of an entity which is publicly traded and listed on a recognized securities exchange.

7. REASONABLENESS OF TERMS. The Company and Employee agree that the terms contained in Sections 2-6 of this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Employee does not engage in unfair competition with the Company. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

8. REMEDIES. Employee acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to the Company inadequately compensable in damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages. In any action successfully brought by the Company to enforce the rights of the Company against Employee under this Agreement, the Company shall also be entitled to recover reasonable attorneys’ fees and costs of the action, and the period of the restrictions above shall be deemed to commence upon the entry of the court’s order for relief.

9. GENERAL.

(a) Severability. Employee agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(b) Authorization to Notify New Employer. Employee hereby authorizes the Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement following the termination of Employee’s employment with the Company.

(c) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions between them, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. Employee understands and acknowledges that, except as set forth in this Agreement and in the offer letter from the Company to Employee, (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting Employee’s employment with the Company, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of the Company. Notwithstanding the foregoing, to the extent any provision of this Agreement conflicts with any provision of a separate, written employment agreement between the Company and Employee, such employment agreement shall control.

(d) Amendment. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the President of the Company and Employee. Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation shall not affect the validity or scope of this Agreement.

(e) Effective Date and Binding Effect. This Agreement shall be effective as of the first day of Employee’s employment with the Company and shall be binding upon Employee, Employee’s heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

(f) Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan located in Kalamazoo County and the United States District Court for the Western District of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this

Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT. EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

THE COMPANY:		EMPLOYEE:

PRONAI THERAPEUTICS, CANADA ULC.

By
Name:	Dr. Nick Glover
Title:	President and Chief Executive Officer	[EMPLOYEE NAME]

Date: , 2015

EXHIBIT 1

The following is a complete list of all Inventions or improvements relevant to the subject matter of Employee’s employment by the Company that have been made or discovered or conceived or first reduced to practice by Employee either alone or jointly with others prior to Employee’s employment by the Company that Employee desires to remove from the operation of the Company’s Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement:

☐	No Inventions or improvements.

☐	See below: Any and all Inventions regarding:

☐	Additional sheets attached.

Employee proposes to bring to Employee’s employment the following materials and documents of a former employer:

☐	No materials or documents

☐	See below:

Date: , 2015
Employee Signature
[EMPLOYEE NAME]